As filed with the Securities and Exchange Commission on February 5, 2018
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
______________________________
FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
______________________________
HAEMONETICS CORPORATION
(Exact name of registrant as specified in its charter)

Massachusetts	04-2882273
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)
 ______________________________
400 Wood Road
Braintree, Massachusetts 02184
(781) 848-7100
(Address, Including Zip Code, and Telephone Number,
including Area Code, of Registrant’s Principal Executive Offices)
______________________________
Haemonetics Corporation
2007 Employee Stock Purchase Plan
(Full title of the plan)
______________________________
Michelle L. Basil, Executive Vice President, General Counsel
Haemonetics Corporation
400 Wood Road
Braintree, Massachusetts  02184
(781) 848-7100
(Name and Address, including Zip Code,
and Telephone Number, including Area Code, of Agent For Service)
______________________________
Copies to:
John Pitfield, Esq.
CHOATE, HALL & STEWART LLP
Two International Place
Boston, Massachusetts 02110
Tel: (617) 248-5000
Fax: (617) 248-4000
______________________________

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and "emerging growth company" in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☑		Accelerated filer ☐
Non-accelerated filer ☐	(Do not check if a smaller reporting company)	Smaller reporting company ☐
Emerging Growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE

		Proposed Maximum	Proposed Maximum
Title of Each Class of Securities	Amount	Offering Price	Aggregate	Amount of
to be Registered	to be Registered (1)	Per Share (2)	Offering Price (2)	Registration Fee
Common Stock, $.01 par value per share	1,800,000	$65.10	$117,180,000	$14,588.91

(1)
This Registration Statement covers, in addition to the number of shares of Haemonetics Corporation, a Massachusetts corporation (the “Company”), common stock, $0.01 par value per share (“Common Stock”), stated above, options and other rights to purchase or acquire the shares of Common Stock covered by this Registration Statement and, pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), an additional indeterminate number of shares, options and rights that may be offered or issued pursuant to the Haemonetics Corporation 2007 Employee Stock Purchase Plan (the “Plan”), as a result of one or more adjustments under the Plan to prevent dilution resulting from one or more stock splits, stock dividends or similar transactions.

(2)
The proposed maximum offering price per share and proposed maximum aggregate offering price are estimated solely for the purpose of calculating the registration fee, and have been computed in accordance with Securities Act Rules 457(c) and (h) based on the average of the high and low price per share of Common Stock on January 30, 2018, as reported on the New York Stock Exchange.

EXPLANATORY NOTE

The Company is filing this Registration Statement on Form S-8 to register 1,800,000 additional shares of Common Stock authorized for issuance under the Plan. On June 10, 2016, the Company filed with the Securities and Exchange Commission (the “Commission”) a definitive proxy statement that included proposals to, among other things, increase the number of shares available for issuance under the Plan by 1,800,000 shares of Common Stock. The proposal to increase the number of shares available for issuance under the Plan was approved at the Company’s 2016 annual meeting of shareholders. In accordance with General Instruction E of Form S-8, the Company hereby incorporates by reference into this Registration Statement the contents of the prior registration statement on Form S-8 relating to the Plan filed with the Commission on February 13, 2008 (File No. 333-149205).

PART I
INFORMATION REQUIRED IN THE
SECTION 10(a) PROSPECTUS
The document(s) containing the information specified in Part I of Form S-8 will be sent or given to participants as specified by Securities Act Rule 428(b)(1). Such documents are not required to be, and are not, filed with the Commission either as part of this Registration Statement on Form S-8 or as a prospectus or prospectus supplement pursuant to Rule 424 under the Securities Act. These documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II below, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.
PART II
INFORMATION REQUIRED IN THE
REGISTRATION STATEMENT
Item 3.        Incorporation of Certain Documents by Reference
The following documents of the Company filed with the Commission are incorporated herein by reference:
    (a)    The Company’s Annual Report on Form 10-K for its fiscal year ended April 1, 2017, filed with the Commission on May 24, 2017 (Commission File No. 001-14041);
    (b)    All other reports of the Company filed with the Commission pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) since the end of the fiscal year covered by the Company’s Annual Report referred to in (a) above; and
    (c)    The description of the Company’s Common Stock which is contained in the Registration Statement filed by the Company under the Exchange Act, including any amendment or report filed for the purpose of updating such description.
All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, after the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents; provided, however, that documents or information deemed to have been furnished and not filed in accordance with Commission rules shall not be deemed incorporated by reference into this Registration Statement. Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or amended, to constitute a part of this Registration Statement.
Item 6. Indemnification of Directors and Officers
The Company’s officers and directors are and will be indemnified against certain liabilities under (i) Massachusetts law, (ii) the Company’s Restated Articles of Organization (“Articles of Organization”) and (iii) the Company’s Amended and Restated By-laws (“By-laws”). In addition, the Company has indemnification agreements with its directors and maintains directors’ and officers’ liability insurance.
The Articles of Organization and the By-laws
The Articles of Organization provide that no director shall be personally liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director, notwithstanding any provision of law imposing such liability, except for any matter in respect of which the director shall be liable under Section 61 or 62 of Chapter 156B of the Massachusetts General Laws, or any amendment or successor provision thereto, or shall be liable by reason that, in addition to any and all other requirements for such liability, he/she (i) shall have breached his/her duty of loyalty to the corporation or its stockholders, (ii) shall not have acted in good faith or, in failing to act, shall not have acted in good faith, (iii) shall have acted in a manner involving intentional misconduct or a knowing violation of law, or in failing to act, shall have acted in a manner involving intentional misconduct or a knowing violation of law, or (iv) shall have derived an improper personal benefit.
In addition to the indemnification provisions of the Articles of Organization described above, the Articles of Organization and the By-laws contain provisions enumerating each director’s and officer’s rights to indemnification in connection with proceeding in which he or she is involved as a result of his or her serving as a director or officer. These provisions do not apply if the director or officer has been adjudicated to not have acted in good faith in the reasonable belief that his or her action was in the best interests of the Company or to the extent that such proceeding relates to service with respect to an employee benefit plan, in the best interests of the participants or beneficiaries of such employee benefit plan.
Massachusetts Law
In 2004, Chapter 156B of the Massachusetts General Laws was replaced by Chapter 156D, the Massachusetts Business Corporation Act (“MBCA”), which authorizes indemnification as described below.
Section 2.02(b)(4) of the MBCA provides that a Massachusetts corporation may, in its articles of organization, eliminate or limit the personal liability of a director for monetary damages for breach of fiduciary duty notwithstanding any law to the contrary, except for liabilities involving (i) any breach of duty of loyalty to the corporation or to the shareholders, (ii) acts or omissions not in good faith, intentional misconduct or knowing violations of law, (iii) certain improper distributions or (iv) any transaction from which the director derived an improper personal benefit.
Section 8.51 of the MBCA authorizes a Massachusetts corporation to indemnify an individual who is a party to a proceeding because he or she is a director against liability incurred in the proceeding if (1) (i) such individual conducted himself/herself in good faith, (ii) such individual reasonably believed that his/her conduct was in the best interest in the corporation or that his/her conduct was at least not opposed to the best interest of the corporation, and (iii) in the case of any criminal proceeding, such individual had no reasonable cause to believe that his/her conduct was unlawful or (2) such individual engaged in conduct for which he/she shall not be liable under a provision of the Articles of Organization authorized by Section 2.02(b)(4) of the MBCA.
Section 8.52 of the MBCA provides that a corporation must indemnify a director who is wholly successful, on the merits or otherwise, in the defense of any proceeding to which the director was a party because he/she was a director of the corporation against reasonable expenses incurred by him/her in connection with the proceeding.
Section 8.56 of the MBCA authorizes a corporation to indemnify an officer of the corporation who is a party to a proceeding because he/she is an officer of the corporation to the same extent as a director and, if he/she is an officer but not a director, to such further extent as may be provided by the articles of organization, by-laws or a resolution of the board of directors or contract, except for liability rising out of acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law. Section 8.56 of the MBCA requires that a Massachusetts corporation indemnify an officer of the corporation who was wholly successful, on the merits or otherwise, in the defense of any proceeding to which such officer was a party because he was an officer of the corporation.
Indemnification Agreements
The Company has entered into indemnification agreements with its directors. The indemnification agreements require the Company to indemnify the director against any expenses or liabilities incurred in connection with any proceeding in which the director may be involved as a party or otherwise, by reason of the fact that the director is or was a director of the Company or by any reason of any action taken by or omitted to be taken by the director while acting as a director of the Company. However, the Company is only obligated to provide indemnification under the indemnification agreements if: (i) the director was acting in good faith and in a manner the director reasonably believed to be in the best interests of the Company, and, with respect to any criminal action, the director had no reasonable cause to believe the director's conduct was unlawful; (ii) the claim was not made to recover profits by the director in violation of Section 16(b) of the Securities Exchange Act of 1934, as amended, or any successor statute or similar law; (iii) the claim was not initiated by the director; (iv) the claim was not covered by applicable insurance; or (v) the claim is permitted by applicable law. Each director has undertaken to repay the Company for any costs or expenses paid by the Company if it is ultimately determined that the director is not entitled to indemnification under the indemnification agreements.
Item 8.        Exhibits
See the attached Exhibit Index on the page immediately following the signature pages hereto, which is incorporated herein by reference.

Item 9.        Undertakings
(a) The undersigned Registrant hereby undertakes:
(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement;
(i) to include any prospectus required by Section 10(a)(3) or the Securities Act;
(ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;
(iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;
Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.
(2) That, for the purpose of determining any liability under the Securities Act, each post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the bona fide offering thereof.
(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Town of Braintree, Commonwealth of Massachusetts, on February 5, 2018.

HAEMONETICS CORPORATION

By:	/s/ Christopher Simon
Name: Christopher Simon
Title: President and Chief Executive Officer
 POWER OF ATTORNEY AND SIGNATORIES
Each person whose signature appears below constitutes and appoints Christopher Simon, President and Chief Executive Officer, and Michelle L. Basil, Executive Vice President and General Counsel, and each of them, his or her true and lawful attorneys-in-fact and agents, each with full power of substitution and resubstitution, severally, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them or their or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Signature	Title	Date

/s/ Christopher Simon	President and Chief Executive Officer	February 5, 2018
Christopher Simon	(Principal Executive Officer)

/s/ William P. Burke	Executive Vice President, Chief Financial Officer	February 5, 2018
William P. Burke	(Principal Financial Officer)

/s/ Dan Goldstein	Vice President, Corporate Controller	February 5, 2018
Dan Goldstein	(Principal Accounting Officer)

/s/ Richard J. Meelia	Chairman of the Board	February 5, 2018
Richard J. Meelia

/s/ Robert Abernathy	Director	February 5, 2018
Robert Abernathy

/s/ Catherine Burzik	Director	February 5, 2018
Catherine Burzik

/s/ Charles J. Dockendorff	Director	February 5, 2018
Charles J. Dockendorff

/s/ Susan B. Foote	Director	February 5, 2018
Susan B. Foote

/s/ Ronald G. Gelbman	Director	February 5, 2018
Ronald G. Gelbman

/s/ Pedro P. Granadillo	Director	February 5, 2018
Pedro P. Granadillo

/s/ Mark W. Kroll	Director	February 5, 2018
Mark W. Kroll Ph.D.

/s/ Ellen M. Zane	Director	February 5, 2018
Ellen M. Zane

EXHIBIT NO.	DESCRIPTION OF EXHIBIT
4.1
2007 Employee Stock Purchase Plan (as amended), as amended and restated on July 21, 2016 (filed as Exhibit 10.2 to the Company’s Form 10-Q for the quarter ended July 2, 2016 (Commission File No. 001-14041) and incorporated herein by reference).

5.1	Opinion of Choate Hall & Stewart LLP, as to legality of shares being registered and consent
23.1	Consent of Ernst & Young LLP, independent registered public accounting firm
23.2	Consent of Choate, Hall & Stewart LLP (contained in Exhibit 5.1)
24.1	Power of Attorney (included on signature page hereto)